STATEMENT RE: COMPUTATION OF EARNINGS

The calculation of earnings per share is detailed in the table below:

                                                THREE MONTHS ENDED        SIX MONTHS ENDED
                                                   DECEMBER 31,             DECEMBER 31,
                                            ---------------------------------------------------
                                                2000          1999          2000         1999
                                                ----          ----          ----         ----
EARNINGS
Net income (loss) (in thousands)              $(154)           $11        $(222)         $218
                                           ---------     ---------     ---------    ---------

WEIGHTED AVERAGE NUMBER OF SHARES
Outstanding common stock during            4,943,057     4,933,900     4,938,478    4,933,900
the period
Contingently issuable shares                      --       114,011            --       99,559
                                           ---------     ---------     ---------    ---------

BASIC WEIGHTED AVERAGE NUMBER OF SHARES    4,943,057     5,047,911     4,938,478    5,033,459
Effect of dilutive stock options and              --            --            --          497
other contingent shares
                                           ---------     ---------     ---------    ---------

DILUTED WEIGHTED AVERAGE NUMBER OF         4,943,057     5,047,911     4,938,478    5,033,956
SHARES
                                           =========     =========     =========    =========
Basic earnings per share                     $(0.03)         $0.00       $(0.04)        $0.04
                                           =========     =========     =========    =========

Diluted earning per share                    $(0.03)         $0.00       $(0.04)        $0.04
                                           =========     =========     =========    =========

During the three-month period-ended December 31, 2000, the Company issued 62,774 shares of common stock, which reflected 9,157 and 4,579 weighted average shares for the three-month and six-month period ended December 31, 2000, respectively. During the three-month period-ended December 31, 2000, the Company issued warrants and options to purchase 50,000 shares of its common stock at an exercise price of $4.00. The above dilutive earnings per share calculations exclude the effect of warrants and options to purchase 1,480,500 and 1,480,500 shares of common stock for the three-month and six-month periods ended December 31, 2000 respectively, at exercise prices ranging from $4.00 to $12.00 respectively, because they were anti-dilutive. The above dilutive earnings per share calculations exclude the effect of warrants and options to purchase 349,000 and 341,500 shares of common stock for the three-month and six-month periods ended December 31, 1999 respectively, at exercise prices ranging from $7.50 to $12.00 respectively, because they were anti-dilutive. Also, see Note 3 to the Consolidated Condensed Financial Statements related to contingently issuable shares related to an acquisition. The effect of contingent shares related to the first earn-out of American Micro is not included, as such payment was paid in cash in March 2000. The effect of contingent shares related to second earn-out of American Micro is not included.